Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NEOTHETICS, INC.

The undersigned, George Mahaffey hereby certifies that:

1. He is the duly elected and acting President of Neothetics, Inc., a Delaware corporation.

2. The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on February 1, 2007 under the name Lipothera, Inc., an Amended and Restated Certificate was filed with the Secretary of State of Delaware on February 19, 2008 (the “Original Restated Certificate”), a Certificate of Amendment was filed with the Secretary of State of Delaware on September 28, 2010, an Amended and Restated Certificate was filed with the Secretary of State of Delaware on September 30, 2011, a Certificate of Amendment was filed with the Secretary of State of Delaware on March 29, 2012, an Amended and Restated Certificate was filed with the Secretary of State of Delaware on December 17, 2012 and a Certificate of Amendment was filed with the Secretary of State of Delaware on August 11, 2014.

3. Neothetics, Inc. filed a Certificate of Amendment with the Secretary of State of Delaware on the 4th day of September, 2008 changing its name from Lipothera, Inc. to Lithera, Inc. and a Certificate of Amendment with the Secretary of State of Delaware on the 11th day of August, 2014 changing its name from Lithera, Inc. to Neothetics, Inc.

4. The Certificate of Incorporation of this corporation shall be amended and restated to read in full as follows:

ARTICLE I

The name of this corporation is Neothetics, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware and the County of Kent is 615 South DuPont Highway, Dover, Delaware 19901. The name of its registered agent at such address is National Corporate Research, Ltd.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

(A) Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 124,000,000 shares, each with a par value of $0.0001 per share. 70,200,000 shares shall be Common Stock and 53,800,000 shares shall be Preferred Stock.

(B) The Preferred Stock authorized by this Amended and Restated Certificate of Incorporation (the “Restated Certificate”) shall be issued in four series. The first series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of One Million Five Hundred Thousand (1,500,000) shares. The second series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of Thirteen Million (13,000,000) shares. The third series of Preferred Stock shall be designated “Series B-2 Preferred Stock” and shall consist of Six Million Five Hundred Thousand (6,500,000) shares. The fourth series of Preferred Stock shall be designated “Series C Preferred Stock” and shall consist of Twenty-Eight Million Three Hundred Thousand (28,300,000) shares. The fifth series of Preferred Stock shall be designated “Series D Preferred Stock” and shall consist of Four Million Five Hundred Thousand (4,500,000) shares. The Series A Preferred Stock, Series B Preferred Stock, Series B-2 Preferred Stock, Series C Preferred Stock and Series D Preferred Stock are collectively referred to as the Series Preferred. The rights, preferences, privileges, and restrictions granted to and imposed on the Series Preferred are as set forth below in this Article IV(B). The Corporation previously filed the Original Restated Certificate on February 19, 2008 pursuant to which each one share of the Corporation’s outstanding Common Stock at such time was automatically split and divided into 1.93 shares of Common Stock (the “Stock Split”). All share amounts, amounts per share and per share numbers and the Original Issue Price of the Series A Preferred Stock, Series B Preferred Stock, Series B-2 Preferred Stock, Series C Preferred Stock and Series D Preferred Stock as set forth in the Restated Certificate have been adjusted to reflect the Stock Split and notwithstanding any other provision of the Restated Certificate no adjustments to the Series Preferred shall be made as a result of the Stock Split, whether pursuant to Section 4(d)(ii), Section 2 or otherwise.

1. Dividend Provisions. The holders of shares of Series Preferred shall be entitled to receive dividends, out of any assets legally available therefor on a pari passu basis, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation, provided that an adjustment to the respective Conversion Price (as defined below) of such other securities or rights has been made in accordance with Section 4(d)(ii) below) on the Common Stock of the Corporation, at the rate of 8% of the applicable Original Issue Price (as defined below) per share (as adjusted for stock splits, stock dividends, reclassification and the like) per annum on each outstanding share of Series Preferred, when, as and if declared by the Board of Directors of the Corporation (the “Board of Directors”). No dividend or distribution (other than a dividend payable solely in Common Stock and other than a distribution pursuant to Section 2 below) shall be paid on shares of any series of Series Preferred unless there shall have been paid, dividends, out of any assets legally available therefor, at the rate of 8% of the applicable Original Issue Price per share (as adjusted for stock splits, stock dividends, reclassifications and the like) per annum on all shares of each series of Series Preferred. Such dividends shall not be cumulative. After payment of such dividends, any additional dividends shall be distributed among the holders of Series Preferred and Common Stock pro rata based on the number of shares of Common Stock then held by each holder (assuming conversion of all such Series Preferred into Common Stock). The “Original Issue Price” of the Series A Preferred Stock shall be $1.00. The “Original Issue Price” of the Series B Preferred Stock shall be $1.85. The “Original Issue Price” of the Series B-2 Preferred Stock shall be $1.85. The “Original Issue Price” of the Series C Preferred Stock shall be $1.40. The “Original Issue Price” of the Series D Preferred Stock shall be $1.80.

2. Liquidation.

(a) Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to applicable Original Issue Price per share (as adjusted for stock splits, stock dividends, reclassification and the like) for each share of the applicable series of Series Preferred then held by them, plus (ii) all then declared but unpaid dividends on such series. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series Preferred in proportion to the preferential amount each such holder is otherwise entitled to receive.

(b) Remaining Assets. Upon the completion of the distribution required by Section 2(a) above, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of the Series Preferred and the Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Series Preferred into Common Stock) until the holders of the Series A Preferred Stock, Series B Preferred Stock, Series B-2 Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall have received an aggregate amount equal to three (3) times the applicable Original Issue Price per share (as adjusted for stock splits, stock dividends, reclassification and the like) (including the amount paid pursuant to Section 2(a) above), plus all then declared but unpaid dividends; thereafter, if assets remain in the Corporation, the holders of the Common Stock of the Corporation shall receive all of the remaining assets of the Corporation pro rata based on the number of shares of Common Stock held by each.

(c) Certain Acquisitions.

(i) Deemed Liquidation. For purposes of this Section 2, a liquidation, dissolution, or winding up of the Corporation shall be deemed to occur if the Corporation shall sell, convey, license, or otherwise dispose of all or substantially all of its property or business or merge with or into or consolidate with any other corporation, limited liability company or other entity (other than a wholly-owned subsidiary of the Corporation), unless the holders of at least 75% of the then outstanding shares of Series Preferred, voting as a single class on an as-converted to Common Stock basis, elect not to treat the transaction as a

Liquidation Transaction (any such transaction, unless elected otherwise, a “Liquidation Transaction”), provided, however, that none of the following shall be considered a Liquidation Transaction: (i) a merger effected exclusively for the purpose of changing the domicile of the Corporation, (ii) an equity financing in which the Corporation is the surviving corporation, or (iii) a transaction in which the stockholders of the Corporation immediately prior to the transaction own 67% or more of the voting stock of the surviving corporation following the transaction (taking into account only stock of the Corporation held by such stockholders prior to the transaction).

(ii) Valuation of Consideration. In the event of a deemed liquidation as described in Section 2(c)(i) above, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(A) Securities not subject to investment letter or other similar restrictions on free marketability:

(1) If traded on a securities exchange, the value shall be based on the formula specified in the definitive agreements for the Liquidation Transaction or, if no such formula exists, then the value of such securities shall be based on a formula approved by the Board of Directors and derived from the closing prices of the securities on such exchange over a specified time period;

(2) If actively traded over-the-counter, the value shall be based on the formula specified in the definitive agreements for the Liquidation Transaction or, if no such formula exists, then the value of such securities shall be based on a formula approved by the Board of Directors and derived from the closing bid or sales prices (whichever is applicable) of such securities over a specified time period; and

(3) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as specified above in Section 2(c)(ii)(A) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

(iii) Notice of Liquidation Transaction. The Corporation shall give each holder of record of each series of Series Preferred written notice of any impending Liquidation Transaction not later than 10 days prior to the stockholders’ meeting called to approve such Liquidation Transaction, or 10 days prior to the closing of such Liquidation Transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such Liquidation Transaction. The first of such notices shall describe the material terms and conditions of the impending Liquidation Transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. Unless such notice requirements are waived, the Liquidation Transaction shall not take place sooner than 10 days after the Corporation has given the first notice provided for herein or sooner than 10 days after the Corporation has given notice of any material changes provided for herein. Notwithstanding the other provisions of this Restated Certificate, all notice periods or requirements in this Restated Certificate may be shortened or waived, either before or after the action for which notice is required, upon the written consent of the holders of a majority of the Series Preferred that are entitled to such notice rights, voting together as a single class on an as-converted to Common Stock basis.

(iv) Effect of Noncompliance. In the event the requirements of this Section 2(c) are not complied with, the Corporation shall forthwith either cause the closing of the Liquidation Transaction to be postponed until the requirements of this Section 2 have been complied with, or cancel such Liquidation Transaction, in which event the rights, preferences, privileges and restrictions of the holders of Series Preferred shall revert to and be the same as such rights, preferences, privileges and restrictions existing immediately prior to the date of the first notice referred to in Section 2(c)(iii).

3. Redemption. The Preferred Stock is not redeemable.

4. Conversion. The holders of each series of the Series Preferred shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Subject to Section 4(c), each share of each series of Series Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Original Issue Price by the Conversion Price applicable to such series of Series Preferred, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share of Series A Preferred Stock shall be $1.00. The initial Conversion Price per share of the Series B Preferred Stock shall be $1.6225. The Conversion Price per share of the Series B-2 Preferred Stock shall be $1.40. The initial Conversion Price per share of the Series C Preferred Stock shall be $1.40. The initial Conversion Price per share of the Series D Preferred Stock shall be $1.80. Each such initial Conversion Price shall be subject to adjustment as set forth in Section 4(d). The Conversion Price per share of the Series B Preferred Stock and Series B-2 Preferred Stock has been adjusted based on the issuance of 25,322,483 shares of Series C Preferred Stock.

(b) Automatic Conversion. Each share of Series Preferred shall automatically be converted into shares of Common Stock at the applicable Conversion Price at the time in effect for such share immediately upon the earlier of (i) except as provided below in Section 4(c), immediately prior to the closing of the Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), which results in aggregate cash proceeds to the Corporation of not less than $25,000,000 (before deduction of underwriting discounts and commissions) or (ii) the date specified by written consent or agreement of the holders of not less than 75% of the then outstanding shares of Series Preferred, voting together as a single class on an as-converted to Common Stock basis.

(c) Mechanics of Conversion. Before any holder of any Series Preferred shall be entitled to convert any such Series Preferred into shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed (or a reasonably acceptable affidavit and indemnity undertaking in the case of a lost, stolen or destroyed certificate), at the office of the Corporation or of any transfer agent for such series of Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series Preferred, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a certificate for the remaining number of shares of Series Preferred if less than all of the Series Preferred evidenced by the certificate were surrendered. Such conversion shall be deemed to have been made immediately prior to the close of business on (i) the date of such surrender of the shares of Series Preferred to be converted or (ii) if applicable, the date of automatic conversion specified in Section 4(b) above, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of public Common Stock as of such date. If the conversion is in connection with an underwritten public offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering such Series Preferred for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event any persons entitled to receive Common Stock upon conversion of such Series Preferred shall not be deemed to have converted such Series Preferred until immediately prior to the closing of such sale of securities.

(d) Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Prices of the Series Preferred shall be subject to adjustment from time to time as follows:

(i) Issuance of Additional Stock below Purchase Price. If the Corporation should issue, at any time after the filing of this Restated Certificate (the “Filing Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the applicable Conversion Price for a series of Series Preferred in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall automatically be adjusted as set forth in this Section 4(d)(i), unless otherwise provided in this Section 4(d)(i).

(A) Adjustment Formula. Whenever a Conversion Price for any Series Preferred is adjusted pursuant to this Section (4)(d)(i), the new Conversion Price for such series shall be determined by multiplying the Conversion Price then in effect by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (the “Outstanding Common”) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and (y) the denominator of which shall be the number of shares of Outstanding Common plus the number of shares of such Additional Stock. For purposes of the foregoing calculation, the term “Outstanding Common” shall include shares of Common Stock deemed issued pursuant to Section 4(d)(i)(E) below.

(B) Definition of “Additional Stock”. For purposes of this Section 4(d)(i), “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 4(d)(i)(E)) by the Corporation after the Filing Date) other than

(1) Common Stock issued pursuant to stock dividends, stock splits or similar transactions, as described in Section 4(d)(ii) hereof;

(2) Shares of Common Stock (or options to purchase such shares of Common Stock) issued or issuable to employees, officers, consultants or directors of the Corporation or other persons performing services for the Corporation, directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors;

(3) Capital stock, or options or warrants to purchase capital stock, issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions approved by the Board of Directors;

(4) Capital stock, or warrants or options to purchase capital stock, issued in connection with bona fide acquisitions, mergers or similar transactions, the terms of which are approved by the holders of at least a majority of the then outstanding Series Preferred, voting together as a single class on an as-converted to Common Stock basis;

(5) Common Stock issued upon conversion of the Series Preferred;

(6) Common Stock issued or issuable in a public offering prior to or in connection with which all outstanding shares of Preferred Stock will be converted to Common Stock;

(7) Capital stock issued or issuable to an entity as a component of any business relationship with such entity for the purpose of (A) joint venture, technology licensing or development activities, (B) distribution, supply or manufacture of the Corporation’s products or services or (C) any other arrangements involving corporate partners that are primarily for purposes other than raising capital, the terms of which business relationship with such entity are approved by the holders of at least a majority of the then outstanding Series Preferred, voting together as a single class on an as-converted to Common Stock basis;

(8) Shares of Common Stock issued or issuable with the affirmative vote of at least a majority the then outstanding shares of Series Preferred, voting together as a single class on an as-converted to Common Stock basis; and

(9) Up to 25,322,483 shares of Series C Preferred Stock issued by the Company.

(C) No Fractional Adjustments. No adjustment of the applicable Conversion Price for the Series Preferred shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.

(D) Determination of Consideration. In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

(E) Deemed Issuances of Common Stock. In the case of the issuance (whether before, on or after the applicable Filing Date) of securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (the “Common Stock Equivalents”), the following provisions shall apply for all purposes of this Section 4(d)(i):

(1) The aggregate maximum number of shares of Common Stock deliverable upon conversion, exchange or exercise (assuming the satisfaction of any conditions to convertibility, exchangeability or exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of any Common Stock Equivalents and subsequent conversion, exchange or exercise thereof shall be deemed to have been issued at the time such securities were issued or such Common Stock Equivalents were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related Common Stock Equivalents (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion, exchange or exercise of any Common Stock Equivalents (the consideration in each case to be determined in the manner provided in Section 4(d)(i)(D)).

(2) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon conversion, exchange or exercise of any Common Stock Equivalents, other than a change resulting from the antidilution provisions thereof, the Conversion Price of each series of the Series Preferred, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the conversion, exchange or exercise of such Common Stock Equivalents.

(3) Upon the termination or expiration of the convertibility, exchangeability or exercisability of any Common Stock Equivalents, the Conversion Price of each series of the Series Preferred, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Common Stock Equivalents that remain convertible, exchangeable or exercisable) actually issued upon the conversion, exchange or exercise of such Common Stock Equivalents.

(4) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Section 4(d)(i)(E)(1) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 4(d)(i)(E)(2) or 4(d)(i)(E)(3).

(F) No Increased Conversion Price. Notwithstanding any other provisions of this Section (4)(d)(i), except to the limited extent provided for in Sections 4(d)(i)(E)(2) and 4(d)(i)(E)(3), no adjustment of any Conversion Price pursuant to this Section 4(d)(i) shall have the effect of increasing such Conversion Price above the Conversion Price therefor in effect immediately prior to such adjustment.

(ii) Stock Splits and Dividends. In the event the Corporation should at any time after the Filing Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or Common Stock Equivalents without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of each series of the Series Preferred shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such Series Preferred shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 4(d)(i)(E).

(iii) Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the Filing Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price of each series of the Series Preferred shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e) Other Distributions. In the event the Corporation shall declare a distribution (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2 of this Article IV(B)) payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(d)(i) or 4(d)(ii), then, in each such case for the purpose of this Section 4(e), the holders of Series Preferred shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of such series of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2 of this Article IV(B)) provision shall be made so that the holders of the Series Preferred shall thereafter be entitled to receive upon conversion of the Series Preferred the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of each series of the Series Preferred after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the applicable Conversion Price then in effect and the number of shares purchasable upon conversion of such series of Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(g) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any share or shares of the Series Preferred, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Series Preferred the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion. If the conversion would result in any fractional share, the Corporation shall, in lieu of issuing any such fractional share, pay the holder thereof an amount in cash equal to the fair market value of such fractional share on the date of conversion, as determined in good faith by the Board of Directors.

(ii) Upon the occurrence of each adjustment or readjustment of any Conversion Price of the Series Preferred pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of the applicable series of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of any series of Series Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such series of Series Preferred.

(h) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series Preferred, at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(i) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, in addition to such other remedies as shall be available to a holder of any series of the Series Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate.

(j) Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of any series of Series Preferred shall be deemed given if deposited in the United States mail, DHL or other overnight courier, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

5. Voting Rights.

(a) General Voting Rights. Except as expressly provided by this Restated Certificate or as provided by law, the holders of Series Preferred shall have the same voting rights as the holders of Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and the holders of Common Stock and the holders of the Series Preferred shall vote together as a single class on all matters. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held, and each holder of any series of Series Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such holder’s shares of such series of Series Preferred could be converted. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series Preferred held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b) Election of Directors. The Board of Directors shall consist of seven (7) members. Notwithstanding the provisions of Section 3(a) above, at each meeting of stockholders at which members of the Board of Directors are to be elected, or whenever members of the Board of Directors are to be elected by written consent of the stockholders, (i) the holders of the outstanding shares of Common Stock, voting together as a separate class, shall have the right to elect one (1) member of the Board of Directors (the “Common Stock Director”), to remove from office the Common Stock Director, and to fill any vacancy with respect thereto, (ii) the holders of the outstanding shares of Series Preferred, voting together as a single class on an as-converted to Common Stock basis, shall have the right to elect three (3) members of the Board of Directors (the “Preferred Stock Directors”), to remove from office the Preferred Stock Directors and to fill any vacancy with respect thereto, and (iii) the holders of the outstanding shares of Common Stock, voting together as a single class, and Series Preferred, voting together as a single class on an as-converted to Common Stock basis, shall have the right to elect three (3) members of the Board of Directors (the “Mutual Directors”), to remove from office the Mutual Directors and to fill any vacancy with respect thereto. All vacancies shall be filled by the affirmative vote of the holders of a majority of the shares of that class or series entitled to elect those directors. A majority of the shares of the class or series entitled to elect a director shall be deemed to be a quorum of such class or series for any meeting held for the purpose of electing or removing such director.

6. Protective Provisions. The Corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series Preferred, voting together as a single class on an as-converted to Common Stock basis:

(a) effect a liquidation, dissolution or winding up, or a Liquidation Transaction (unless the stockholders elect not to treat a transaction as a Liquidation Transaction, as provided in Section 2(d)(i) of this Article IV(B));

(b) alter or change the rights, preferences or privileges of the shares of any series of the Series Preferred;

(c) increase or decrease (other than by conversion) the total number of authorized shares of any series of any class or series of the Series Preferred or Common Stock;

(d) authorize or issue, any other equity security, including any security (other than Series Preferred) convertible into or exercisable for any equity security, having a preference over, or being on a parity with, the Series A Preferred Stock, the Series B Preferred Stock, the Series B-2 Preferred Stock, Series C Preferred Stock and/or Series D Preferred Stock with respect to, among other things, voting (other than the pari passu voting rights of Common Stock), dividends, redemption, conversion or upon liquidation;

(e) redeem, purchase or otherwise acquire (or pay into or set funds aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at no greater than cost upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal;

(f) increase or decrease the size of the Board of Directors;

(g) cause the payment or declaration of any dividend or other distribution on any shares of Common Stock or Preferred Stock;

(h) increase the number of shares authorized for issuance under any Company incentive or benefit plans in excess of 7,755,300 including by way of (A) adopting any new equity incentive or benefit plan or (B) amending or waiving any provision of any existing or future equity incentive or benefit plan;

(i) amend or waive any provision of the Company’s Certificate of Incorporation or Bylaws; or

(j) take any action which would result in the taxation of the holders of the any series of Series Preferred under Section 305 of the Internal Revenue Code of 1986, as amended (or any successor statute).

7. Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by the Corporation. This Restated Certificate shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

8. Repurchase of Shares. If and to the extent the Corporation may from time to time be or become subject to certain provisions of the California Corporations Code pursuant to the operation of Section 2115 thereof, each holder of an outstanding share of Preferred Stock shall be deemed to have waived application of Sections 502 and 503 of the California Corporations Code to the repurchase by the Corporation of shares of Common Stock held by employees, officers, directors, consultants, independent contractors, advisors or other persons performing services for the Corporation or a subsidiary of the Corporation that are subject to restricted stock purchase agreements or stock option exercise agreements under which the Corporation has the option to repurchase such shares: (i) upon the occurrence of certain events, such as the termination of employment or services; or (ii) pursuant to the Corporation’s exercise of rights of first refusal to repurchase such shares.

(C) Common Stock.

1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, or the occurrence of a Liquidation Transaction, the assets of the Corporation shall be distributed as provided in Section 2 of Article IV(B).

3. Redemption. The Common Stock is not redeemable.

4. Voting Rights. Each holder of Common Stock shall have the right to one vote per share of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

ARTICLE V

The Board of Directors of the Corporation is expressly authorized to make, alter or repeal Bylaws of the Corporation.

ARTICLE VI

Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

ARTICLE VII

(A) To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

(B) The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

(C) Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.”

*    *    *

The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by this corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law.

Executed at San Diego, California, on September 19, 2014

/s/ George Mahaffey
George Mahaffey, President

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NEOTHETICS, INC.

Neothetics, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: The name of the corporation is Neothetics, Inc. (the “Corporation”).

SECOND: The Board of Directors of the Corporation (the “Board”), acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions at a meeting of the Board to amend the Amended and Restated Certificate of Incorporation of the Corporation, in the section noted below, to read in its entirety as follows:

Paragraph (A) of Article IV is amended to read in its entirety as follows:

(A) Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 124,000,000 shares, each with a par value of $0.0001 per share. 70,200,000 shares shall be Common Stock and 53,800,000 shares shall be Preferred Stock. Effective upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware, a reverse stock split of the Company’s Common Stock shall occur in which each 6.1 shares of Common Stock outstanding or held in treasury immediately prior to such time shall automatically and without any action of the part of the holders thereof be combined into one share of Common Stock (the “Reverse Stock Split”). The par value of the Common Stock shall remain $0.0001 per share. This reclassification shall apply to all shares of Common Stock. No fractional shares of Common Stock shall be issued upon the Reverse Stock Split or otherwise. In lieu of any fractional shares of Common Stock to which the stockholder would otherwise be entitled upon the Reverse Stock Split, the Corporation shall pay cash equal to the then fair market value of the Common Stock as determined by the Board of Directors multiplied by such fraction, after aggregating all fractions of a share to which such stockholder would otherwise be entitled.

Each stock certificate that, immediately prior to the Reverse Stock Split, represented shares of Common Stock that were issued and outstanding immediately prior to the Reverse Stock Split shall, from and after the Reverse Stock Split, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Reverse Stock Split into which the shares formerly represented by such certificate have been reclassified (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Reverse Stock Split). Notwithstanding the foregoing, any holder of Common Stock may (but shall not be required to) surrender his, her or its stock certificate or certificates to the corporation, and upon such surrender the corporation will issue a certificate for the correct number of shares of Common Stock to which the holder is entitled under the provisions of this Certificate of Amendment. Shares of Common Stock that were outstanding prior to the filing of this Certificate of Amendment, and that are not outstanding after and as a result of the filing of this Certificate of Amendment, shall resume the status of authorized but unissued shares of Common Stock.

THIRD: The foregoing amendment of the Corporation’s Amended and Restated Certificate of Incorporation has been duly adopted by the Corporation’s stockholders in accordance with the provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware.

FOURTH: This amendment to the Corporation’s Amended and Restated Certificate of Incorporation shall be effective on and as of the date of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, Neothetics, Inc. has caused this Certificate of Amendment to be signed by the undersigned, thereunto duly appointed, this 7th day of November, 2014.

NEOTHETICS, INC.

By:	/s/ George W. Mahaffey
Name:	George W. Mahaffey
Title:	President and Chief Executive Officer